EXHIBIT 99.1

Robert Betz Appointed to Board of Directors of Applied Minerals, Inc.

Former President of Cognis Corp. Brings Industry Knowledge and Management Expertise

NEW YORK -- January 30, 2013 -- Applied Minerals, Inc. (the “Company”, “Applied Minerals”) (OTCBQ & OTCBB: AMNL), a leading global producer of halloysite clay and high-grade natural iron oxide, is pleased to announce the appointment of Robert Betz, a veteran chemical industry executive with 40 years of experience, to its Board of Directors.

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients spun off from Henkel AG & Company (“Henkel”).  From 1989 through 2000 Mr. Betz held a number of management positions at Henkel including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963.  Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Corporate Development, and General Manager of Business Groups.  Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately owned marketer of natural products to the personal care industry.  Mr. Betz also serves as a director for Bio-Botanica, a manufacturer of natural extracts, and The Plaza Group, a marketer of petrochemicals.

Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A. from the University of Cincinnati.  He’s also attended the Program for Management Development at Harvard University.

“We are very pleased to welcome Bob to the Applied Minerals Board,” said John F. Levy, Chairman of the Board. “Bob not only has deep experience in the specialty chemical business but also has proven success as a senior executive at a number of firms.  His significant industry knowledge and management expertise will be very valuable to the Board and the Company.”

“I am excited to join the board of a company with such great potential and one that has assembled such a talented team of professionals,” said Robert Betz.  “I look forward to working with the Company as it commercializes its unique line of halloysite and iron oxide products.”

About Applied Minerals

 Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.  Applied Minerals markets its halloysite products under the Dragonite™ trade name.

The Dragon Mine also contains an advanced natural iron oxide resource consisting of Goethite and Hematite. Combining ultra-high purity and consistent quality, the inherent properties of iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications.  Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name.

Additional information on the Company can be found at www.appliedminerals.com.

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Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com